Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-261553 pertaining to the Sarcos Technology and Robotics Corporation 2021 Equity Incentive Plan, Sarcos Technology and Robotics Corporation 2021 Employee Stock Purchase Plan and Sarcos Corp. 2015 Equity Incentive Plan of Sarcos Technology and Robotics Corporation of our report dated March 29, 2022, with respect to the consolidated financial statements of Sarcos Technology and Robotics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 29, 2022